Exhibit 10.3

EXECUTION VERSION

SIXTH AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This Sixth Amendment (“Sixth Amendment”) to Exclusive License Agreement effective as of August 2, 2024 (“Sixth Amendment Effective Date”) is by and between: EISAI INC., with its principal office at 200 Metro Blvd., Nutley, NJ 07110, United States of America (“Eisai”) and ALLARITY THERAPEUTICS, INC., with its principal office at 24 School Street, 2nd Floor, Boston MA 02108, together with its wholly-owned subsidiaries (“Allarity”) (formerly Oncology Venture A/S), with reference to the following:

WITNESSETH:

WHEREAS, on July 6, 2017, the Parties entered into an Exclusive License Agreement, (the “Original Agreement”) relating to the cancer drug E7449 (now Stenoparib (2X-121)), a PARP and tankyrase inhibitor; and

WHEREAS, on December 11, 2020, the Parties executed a First Amendment to said Exclusive License Agreement, expanding the Field; and

WHEREAS, on August 3, 2021, the Parties executed a Second Amendment to said Exclusive License Agreement, extending the due date for the Extension Payment and related clinical trial enrollment deadlines; and

WHEREAS, on July 12, 2022, the Parties executed a Third Amendment to said Exclusive License Agreement, extending the due date for the Extension Payment and related clinical trial enrollment deadlines; and

WHEREAS, on May 16, 2023, the Parties executed a Fourth Amendment to said Exclusive License Agreement, extending the due date for the Extension Payment and related clinical trial enrollment deadlines; and

WHEREAS, on February 26, 2024, the Parties executed a Fifth Amendment to said Exclusive License Agreement, extending the due date for the Extension Payment and related clinical trial enrollment deadlines; and

WHEREAS, the Parties now desire to amend certain provisions of the Original Agreement (as amended) in order to further extend the deadline for Allarity’s Successful Completion of a further Phase 2 Clinical Trial for the Product and change the Royalty Term, Non-Compete and the due date of the Extension Payment (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual promises and covenants of Parties set forth herein, the Parties have agreed as follows:

1.	Definitions

Capitalized terms used in this Sixth Amendment and not defined herein shall have the meanings assigned thereto in the Original Agreement.

2.	Amendments and Agreements

(1)	The definition of Regulatory Exclusivity is hereby added to the Section 1.1 of the Original Agreement and shall hereafter be and read as follows:

“Regulatory Exclusivity” means, with respect to the Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to the Product other than a Patent.

(2)	The definition of Royalty Term in Section 1.1 of the Original Agreement, is hereby amended and restated in its entirety as follows:

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of any Product in such country and expiring on the later of (a) expiration of the last Valid Claim of any and all Eisai Patents, OV Patents and Joint Patents Covering such Product in such country, or (b) the fifteenth (15th) anniversary of the date of First Commercial Sale of such Product in such country; provided that, with respect to a Product being Commercialized in the Major Countries, the Royalty Term shall continue in the Major Countries until the later of (x) expiration of the last Valid Claim of any and all Eisai Patents, OV Patents and Joint Patents Covering such Product in each of the countries in the Major Countries, or (y) expiration of Regulatory Exclusivity for such Product in each of the countries in the Major Countries.

(3)	The definition of Successful Completion in Section 1.1 of the Original Agreement, is hereby amended and restated in its entirety as follows:

“Successful Completion” means with respect to the Phase 2 Clinical Trial currently in design and to be executed by Allarity and/or its Affiliates or sublicensees hereunder pursuant to the Clinical Development Plan, reaching either 20% Overall Response Rate (ORR, by RECIST v1.1) or any of the primary or secondary endpoints of the trial mutually agreed by the Parties. For the avoidance of doubt, irrespective of whether there is any additional endpoint mutually agreed by the Parties, if the Phase 2 Clinical Trial meets 20% ORR, it will be considered as Successful Completion.

(4)	Section 5.1 of the Original Agreement, “Non-Compete”, is hereby amended and restated in its entirety as follows:

Section 5.1 Non-Compete. Allarity and its Affiliates shall not, at any time during the Term, either on its own behalf or through any Affiliate or Third Party, directly or indirectly make, market, promote, sell, offer for sale, import, export or otherwise Commercialize any (a)  Competitive Product in the Field, or (b) any other formulations of the Compound, or in- license or otherwise acquire any product that is a Competitive Product or other formulation of the Compound, in the Field anywhere in the Territory.

(5)	Section 7.6 of the Original Agreement (as amended), “Extension Payment”, is hereby amended and restated in its entirety as follows:

Section 7.6 Extension Payment. Allarity and Eisai desire to extend the timeframe for Allarity’ s Successful Completion of the first Phase 2 Clinical Trial of the Product beyond December 31, 2022. In consideration of this extended timeframe, and Allarity not achieving the minimum patient enrollment, by July 1, 2022, set out in the Second Amendment, Allarity agrees to pay a one-time payment to Eisai of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000 USD) (the “Extension Payment”) as follows:

(i)	Four Hundred Thousand Dollars ($400,000 USD) (which has already been paid); and

(ii)	Four Hundred and Twenty-Five Thousand Dollars ($425,000 USD) within ten (10) days of execution of this Sixth Amendment; and

(iii)	Four Hundred and Twenty-Five Thousand Dollars ($425,000 USD) upon completion of a ten-million-dollar capital raising campaign, but in no event later than September 1, 2024.

If Eisai does not receive the full Eight Hundred and Fifty Thousand Dollars ($850,000 USD) balance by September 1, 2024, Eisai may terminate this Agreement in its entirety, in its sole discretion.

(6)	Section 14.2(f) of the Original Agreement (as amended), “Eisai Right of Termination for Development”, is hereby amended and restated in its entirety as follows:

Section 14.2(f) Eisai Right of Termination for Development. If Allarity and/or its Affiliates or sublicensees have not achieved Successful Completion of a further Phase 2 Clinical Trial of the Product prior to April 1, 2028, Eisai may terminate this Agreement in its entirety, in its sole discretion on at least one hundred and twenty (120) days prior written notice.

3.	Effect

This Sixth Amendment shall be effective from the Sixth Amendment Effective Date.

4.	No Other Amendments

This Sixth Amendment shall be deemed to be part of and incorporated into the Original Agreement. Except as expressly set forth in this Sixth Amendment, all of the terms and conditions of the Original Agreement shall remain unchanged and are ratified, confirmed in all respects, and remain in full force and effect.

5.	Counterparts

This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Sixth Amendment delivered by facsimile transmission or by electronic mail in “portable document format” shall be as effective as an original executed signature page.

IN WITNESS WHEREOF, the Parties hereto have executed this Sixth Amendment through their duly authorized representatives and made effective as of the Sixth Amendment Effective Date.

Allarity Therapeutics, Inc.		Eisai Inc.

By:	/s/ Thomas H. Jensen	By:	/s/ Takashi Owa
Name:	Thomas H. Jensen	Name:	Takashi Owa
Title:	Chief Executive Officer	Title:	Chief Scientific Officer, Deep Human Biology Learning
Date:	19 August 2024	Date:	17 August 2024

[Signature Page to Sixth Amendment to Exclusive License Agreement between Allarity and Eisai]

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